Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the most recent Form 10-Q filing, for the period ended September 30, 2023, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

With respect to REIT II’s Year-to-Date performance, Hotel revenue increased 7.5% to $62.9 Million for the nine months ending September 30, 2023, compared to $58.5 million for the first nine months of 2022 due to increased hotel occupancies resulting from an increase in travel.  During the same period, hotel operating expenses also increased by $3.6 million over the prior year due to an increase in prices for goods and services used in the operation of the hotels.  Year to Date RevPAR (or Revenue Per Available Room) was $101.60, representing a year-over-year increase of 6.6% through the first nine months of the year. By comparison, the REIT II portfolio achieved a $108.29 RevPAR during the same period in 2019, which represents an 6.2% deficit between 2019 and 2023 RevPAR through September.

Nationally, RevPAR for all hotels during the first nine months was $100.16 according to CoStar, representing 6.1% growth over the prior year.1  During the third quarter, hotels nationally saw a pickup in the pace of group travel and revenues with the return of large-scale events and improving demand from international travel.  Meanwhile, demand from business travelers has been slower to recover, although we believe that could return in a more meaningful way in 2024 as macroeconomic uncertainty improves and return to office mandates continue to take place.  A bright spot for many markets has been the lack of new supply.  According to CoStar, the U.S. long-run average of supply growth is around 2%; in September this change stood at 0.5%.  As interest rates remain high, this will continue to impact construction of new hotels going forward positively affecting current operating hotels.

Looking ahead, despite the possibility of mild recession, demand drivers are expected to support a constructive outlook and we believe room rate growth should be buoyed by higher levels of inflation.  Since hotel operators can adjust pricing each night, hotel assets are generally seen as an inflation hedge. Furthermore, The Urban Land Institute and PricewaterhouseCoopers recently released Emerging Trends in real estate report, which includes many markets in the REIT II portfolio as top US markets to watch in 2024.  Nashville, Dallas/Fort Worth, Austin, and Seattle were all listed within the top 10, while Houston made the list at #11.  This represents over 70% of REIT II’s portfolio.  Further, Sun Belt markets continue to be favored due to factors like cost of living, quality of life, and business friendly environment maintaining their appeal despite recent changes in market conditions.  I encourage you to view REIT II’s current portfolio in its entirety and latest news and updates by visiting www.moodynationalreit.com.

1 2023 CoStar Group – Licensed to Moody National Management – 1238583.

As mentioned in previous video updates, in order for REIT II to resume the payment of cash distributions, REIT II needs Modified Funds from Operations to dramatically increase.  Modified Funds from Operations, or “MFFO,” is a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance, and a key indicator of the free cash flow required (i) to pay back the cash advances from the REIT’s sponsor, (ii) resume the Share Repurchase Program and (iii) resume the payment of cash distributions. For the first nine months of this year, the REIT II MFFO was negative $1.4 million.  As a piece of good news, both the Homewood Suites Austin and Residence Inn Grapevine loans have exited from lender cash trap provisions, which means REIT II will now receive excess cash flow from both of these assets going forward~~.~~  Furthermore, the Hyatt Place Germantown performed well enough to exit from lender cash trap provisions, and it was refinanced in a new loan structure that does not require cash trap.  Finally, the Embassy Suites Nashville has been close to meeting the requirements to exit lender cash trap provisions, and the asset management team will continue to request quarterly testing until it is released. Furthermore, we are targeting refinancing the Hyatt Place North Charleston in November and Hampton Inn Austin by the end of Q1 2024, which will bring both of these assets out of lender cash trap as well. Our board of directors, in consultation with management, will continue to monitor our operations and intends to resume distributions at a time and level determined to be prudent in relation to our other cash requirements or in order to maintain our REIT status for federal income tax purposes. However, it is impossible to predict if or when we will be able to take any such actions.

Lastly, the most recent estimated NAV per share is $19.45 as of December 31, 2022.  In accordance with FINRA requirements, an updated NAV per share will be provided as of year-end and publicly disclosed in 2024.  When determining an estimated NAV per share, REIT II’s Board of Directors utilizes information that includes appraisals of the fair market value of each hotel property determined by an independent appraiser.  The appraisals are conducted using property-level operating and financial data, as well as viewing current market conditions that can be impacted by interest rates and market transactions.

As always, if you have any questions please call or email us. We will continue to keep you updated throughout the year.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES